Exhibit 3.2

Registrar of Companies

Government Administration

Building 133 Elgin Avenue

George Town

Grand Cayman

Ambrx Biopharma Inc. (ROC#299705) (the "Company")

TAKE NOTICE that at an Annual General Meeting of the Company held on 7 June 2023, the following resolution was passed:

Approval of an increase in the authorized share capital from US$60,000 divided into 600,000,000 shares of US$0.0001 each to US$105,000 divided into (a) 950,000,000 ordinary shares of US$0.0001 each, and (b) 100,000,000 shares of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Company’s memorandum and articles of association, by the creation of (i) 350,000,000 ordinary shares of US$0.0001 each and (ii) 100,000,000 shares of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Company’s memorandum and articles of association.

/s/ Sophia Marsh

Sophia Marsh

Senior Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 14th day of June 2023.

Filed: 14-Jun-2023 13:26 EST

Auth Code: K85427780376

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